Exhibit 10.1

December 7, 2020

Rajiv Ramaswami

Dear Rajiv:

Nutanix, Inc., a Delaware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1.	Position. You will start in a full-time position as the Company’s Chief Executive Officer & President and will report to Company’s Board of Directors (the “Board”). Your currently-anticipated start date is as soon as reasonably practicable (your actual start date will be referred to in this letter as the “Start Date”). In this role, you will render such business and professional services in the performance of your duties, consistent with your role, as shall reasonably be assigned to you by the Board. This position is considered an exempt position for purposes of federal and state law, which means that you are not eligible for overtime pay. Additionally, your employment with the Company is contingent upon receipt of proof of your eligibility to work in the United States (as required by law). By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

In addition, subject to necessary corporate approvals, you will be appointed to the Board effective on your Start Date. Upon your termination of employment as Chief Executive Officer, you agree to resign from the Board and any officer positions with the Company and/or any subsidiary.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

2.	Compensation. Your starting compensation will be a semi-monthly salary of $33,333.33, which is the equivalent of $800,000 on an annual basis, payable based on the Company’s regular payroll dates, and in accordance with the Company’s normal payroll procedures. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect and as amended from time to time. In addition, you will be eligible for annual incentive compensation, with an annual target of $800,000 at 100% achievement. This annual incentive compensation will be subject to the achievement of performance targets (which may include individual, business division, or corporate targets) which will be set by the Company’s Board of Directors (“Board”) or its Compensation Committee (the “Committee”), if so delegated to the Committee by the Board after the beginning of each fiscal year. Achievement of the performance targets and payment of your incentive compensation shall be determined, in good faith, by the Board or the Committee (if so delegated by the Board). The annual incentive compensation paid to you for the Company’s 2021 fiscal year, if any, will be pro-rated based on your time of service during such fiscal year. Your base salary and your annual incentive compensation opportunity will be reviewed annually by the Board or the Committee (if so delegated by the Board) based on your performance and/or external compensation consultant recommendations.

Nutanix, Inc. 1740 Technology Drive San Jose, CA 95110
www.nutanix.com

3.	Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company's vacation policy. You should note that the Company might modify job salaries, and benefits from time to time, as it deems necessary.

4.	Restricted Stock Units. Not later than 3 days after the Start Date, the Board or the Committee will grant you an aggregate of number of restricted stock units that results in a grant date fair value for financial accounting purposes of $32,000,000, assuming the value of a share is a trailing 30-calendar day trading average ending on the date prior to the Start Date and using a Monte Carlo simulation (“RSUs”), which represent the right to receive shares of Company Class A common stock if specific vesting requirements are satisfied. The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s 2016 Equity Incentive Plan (the “Plan”), as described in the Plan, as well as terms and conditions of this Agreement and those terms set forth in the Company’s standard form of executive restricted stock unit agreement (the “RSU Agreements”), which you will be required to sign. You should consult with your own tax advisor concerning the tax risks associated with accepting RSUs that cover the Company’s common stock. Subject to your continuous service with the Company, as described in the applicable RSU Agreements, the shares subject to the RSUs will vest as follows:

a)
35% of the RSUs (the “Time-Based RSUs”) will vest according to the following schedule (subject to your continuous service with the Company, to be described in the RSU Agreement):  the “Vesting Commencement Date” for the RSUs will be the first March 15th, June 15th, September 15th or December 15th, whichever is closest, following your Start Date; 25% of the RSUs will vest on the one-year anniversary of the Vesting Commencement Date (or, if such date falls on a weekend or a U.S. stock market holiday, the first business day thereafter) and 1/16th of the RSUs will vest in quarterly installments thereafter on the 15th day of the applicable month (or, if such date falls on a weekend or a U.S. stock market holiday, the first business day thereafter), so as to be 100% vested on the date that is the fourth anniversary of the Vesting Commencement Date (the “Standard Vesting Schedule”).  In the event that your continuous service ceases prior to an applicable vesting date in the Standard Vesting Schedule, then, except as set forth in this letter, the unvested RSUs and your right to acquire any shares subject to such unvested RSUs will immediately terminate.

b)
65% of the RSUs (the “Performance RSUs” and such number of RSUs that are initially designated as Performance RSUs, the “targeted number of Performance RSUs”)) will vest upon both achievement of applicable Milestones described below (the “Performance Condition”) and satisfaction of the Standard Vesting Schedule (the “Time Condition”).

With respect to the Standard Vesting Schedule, your “Vesting Percentage” is the percentage of the Standard Vesting Schedule that has been achieved on the date a Milestone is achieved.  For example, on the one-year anniversary of the Vesting Commencement Date, your Vesting Percentage is 25%.

“Stock Price Measurement” means the measurement of the Company’s stock price based on the average closing price for a 30 consecutive calendar day period ending on the calendar day prior to the day of determination.

Nutanix, Inc. 1740 Technology Drive San Jose, CA 95110
www.nutanix.com

“Initial Measurement” means the measurement of the Company’s stock price based on the average closing price for the 45 consecutive trading day period ending on the trading day prior to the Start Date.

Performance RSUs will have 2 Performance Conditions: (i) Stock Price Measurement of 125% of the Initial Measurement (“Milestone 1”) and (ii) Stock Price Measurement of 150% of the Initial Measurement (“Milestone 2 and together with Milestone 1 (“Milestones”).  Achievement of a Milestone will be determined by the Board or the Committee.  Milestones will be proportionately adjusted for any changes in our capitalization like a stock split or a reverse stock split.

Milestone 1 corresponds to a multiplier (a “Performance RSU Multiplier”) of 67%. Milestone 2 corresponds to a Performance RSU Multiplier of 133%.

Upon achievement of Milestone 1, subject to continued service, your Performance RSUs will satisfy the Performance Condition on the date the Milestone 1 is achieved, and you will be credited with satisfying the Time Condition under the Standard Vesting Schedule, as follows: (x) your targeted number of Performance RSUs, multiplied by (y) the applicable Performance RSU Multiplier ((x) * (y), the “Earned Performance RSUs”) of 67%, multiplied by (z) the Vesting Percentage on that date.  No Performance RSUs will vest unless Milestone 1 is achieved.

Earned Performance RSUs will continue to vest on the Standard Vesting Schedule, subject to continued service.

Upon achievement of Milestone 2, subject to continued service, your remaining Performance RSUs will satisfy the Performance Condition on the date Milestone 2 is achieved, and you will be credited with satisfying the Time Condition under the Standard Vesting Schedule, as follows:

(1) (x) your targeted number of Performance RSUs, multiplied by (y) the Performance RSU Multiplier of 133% (accordingly, your Earned Performance RSUs will be 133% of the Performance RSUs), multiplied by (z) the Vesting Percentage, less

(2) Earned Performance RSUs that have already satisfied the Time Condition.

Any Earned Performance RSUs that have not yet satisfied the Time Condition will then continue to vest on the Standard Vesting Schedule, subject to continued service.  For the avoidance of doubt, in no event shall the total number of Earned Performance RSUs that vest at any given point in time exceed 133% of your targeted number of Performance RSUs.  Following the day after the end of the Standard Vesting Schedule, any Performance RSUs that have not already vested will be forfeited without consideration and no further Performance RSUs will become eligible to vest.

If a Change in Control (as defined in the Plan) occurs prior to Milestone 2 being achieved during the Standard Vesting Schedule, then Stock Price Measurement will be measured immediately prior to the closing of the Change in Control based on the price per share payable to Company stockholders in the Change in Control.  If this Stock Price Measurement results in a Milestone being achieved, then the Performance Condition shall be deemed satisfied as to that Milestone immediately prior to the closing of the Change in Control, with the resulting number of Performance RSUs satisfying each of the Performance Condition and Time Condition determined using the formulas set forth above.  Any remaining Earned Performance RSUs that have not yet satisfied the Time Condition will continue to vesting following the Change in Control on the Standard Vesting Schedule, subject to acceleration of vesting as provided in Sections 4(d) and (e) below. If Milestone 2 is not satisfied at the closing of the Change in Control based on the price per share payable to Company stockholders in the Change in Control, the remaining targeted number of Performance RSUs that have not satisfied the Performance Condition will convert into Time-Based RSUs and will continue to vest following the Change in Control on the Standard Vesting Schedule, subject to acceleration of vesting as provided in Sections 4(d) and (e) below, and any excess above the targeted number of Performance RSUs will be forfeited as of the closing of the Change in Control.

Nutanix, Inc. 1740 Technology Drive San Jose, CA 95110
www.nutanix.com

c)
Failure to Assume on Change in Control.  For the avoidance of doubt, with respect to the RSUs (including Time-Based RSUs, Earned Performance RSUs and the Performance RSUs that convert to Time-Based RSUs in Section 4(b) above), the treatment of such Awards on a Change in Control where awards are not assumed or substituted for shall be as set forth in Section 14(c) of the Plan.

d)
Non-Change in Control Termination.  Notwithstanding the foregoing vesting schedule, if your employment is terminated other than for Cause (as defined in the CoC Policy), death or disability, in each case, apart from the Change of Control Period (as defined in the CoC Policy), then provided you sign and allow to become effective within 60 days following your termination date the Company’s standard form of release of claims agreement and resign from all positions you then hold with the Company, (1) the Time-Based RSUs (including any Earned Performance RSUs) will vest as to a number of shares that would have vested had you continued employment for 12-months following your termination date and (2) any unearned Performance RSUs that have not satisfied a Performance Condition will remain eligible to vest if an applicable Milestone is achieved prior to the earlier of (x) 12 months following your termination date and (y) the end of the Standard Vesting Schedule; any Performance RSUs that vest under this clause (2) will vest based on service credit through your termination date.  For the avoidable of doubt, the acceleration provisions under this Section 4(d) will only apply to the RSUs (including the Performance RSUs) described in Sections 4(a) and (b) of this letter and no other equity awards that you may be granted as a Company employee.

e)
Change in Control Termination.  For the avoidance of doubt, any RSUs that remain outstanding on and after the closing of a Change in Control (including Time-Based RSUs, Earned Performance RSUs and the Performance RSUs that convert to Time-Based RSUs in Section 4(b) above) shall be considered time-based awards for purposes of the CoC Policy and be eligible for accelerated vesting under the CoC Policy.

g)	In addition to the RSUs, you will participate in the Company’s standard refresh grant cycle for fiscal year 2022 that generally occurs on or about September 2021.

5.
Change of Control.  The Committee will designate you as an Eligible Employee (as defined in the CoC Policy, defined below) effective on the Start Date, provided you have executed a Participation Agreement in the form attached hereto as Exhibit A (the “CoC Participation Agreement”), making you eligible to participate in the Company’s Change of Control and Severance Policy (“CoC Policy”) at the Tier 1 Level. A copy of the CoC Policy and the CoC Participation Agreement are attached hereto as Exhibit A.

Nutanix, Inc. 1740 Technology Drive San Jose, CA 95110
www.nutanix.com

6.
Severance Unrelated to a Change of Control.  The Committee will designate you as an Eligible Employee (as defined in the Severance Policy, defined below) effective on the Start Date, provided you have executed a Participation Agreement in the form attached hereto as Exhibit B (the “Severance Participation Agreement”), making you eligible to participate in the Company’s Executive Severance Policy (“Severance Policy”) at a level providing for 100% annual base salary severance and 12 months of COBRA. A copy of the Severance Policy and the Severance Participation Agreement are attached hereto as Exhibit B.

7.
Confidential Information and Invention Assignment Agreement.  Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s Dispute Resolution Agreement, and the Company’s enclosed standard Confidential Information and Inventions Assignment Agreement (“CIIAA”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non‑disclosure of Company proprietary information. Please note that we must receive your signed CIIAA and Dispute Resolution Agreement before your first day of employment.  A copy of the Dispute Resolution Agreement and the CIIAA are attached hereto as Exhibit C.

8.
At-Will Employment Relationship.  Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a delegate of the Board.

9.
Outside Activities.  You will be subject to the Company’s Corporate Governance Guidelines as a Board member.  We understand that you currently serve on the board of directors of NeoPhotonics Corporation.  You may continue to serve in such capacity so long as there is no conflict of interest.  Please note that the Corporate Governance Guidelines require you to advise the Nominating & Corporate Governance Committee of invitations to join a public company board prior to accepting and any such service should be consistent with the Company’s conflict of interest policies.  While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company.  Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employers, and that in performing your duties for the Company you will not in any way utilize any such information.  In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

10.	Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

11.	Governing Law. This letter agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

Nutanix, Inc. 1740 Technology Drive San Jose, CA 95110
www.nutanix.com

12.
Acknowledgment. You acknowledge that you have had the opportunity to discuss this matter with and obtain advice from your private attorney, you have had sufficient time to read, and have carefully read and fully understand, all the provisions of this letter agreement, and you are knowingly and voluntarily entering into this letter agreement.

13.
Indemnification.  As an officer of the Company and member of the Board, you will be eligible for indemnification under the Company’s standard indemnification agreement attached hereto as Exhibit D (the “Indemnification Agreement”).

14.
Attorneys’ Fees.  The Company agrees to reimburse you for up to $20,000 for the cost of attorneys’ fees incurred by you in negotiating this letter agreement, payable within 30 days after you submit documentation of such fees.

15.
Entire Agreement.  This letter, along with the CIIAA, the Dispute Resolution Agreement, the Plan, the RSU Agreement, the CoC Policy and the CoC Participation Agreement (if and when executed), the Severance Policy and the Severance Participation Agreement (if and when executed) and the Indemnification Agreement, set forth the terms of your employment with the Company, and supersede and replace any prior representations, understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by a delegate of the Board and you.

-Signature page follows-

Nutanix, Inc. 1740 Technology Drive San Jose, CA 95110
www.nutanix.com

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Confidential Information & Inventions Assignment Agreement and return them via DocuSign. This offer, if not accepted, will expire at the close of business on December 10, 2020.
We look forward to having you join us.

Sincerely,
Nutanix, Inc.

By: /s/ Sohaib Abbasi
(Signature)
Name: Sohaib Abbasi
Title: Lead Independent Director

ACCEPTED AND AGREED: I confirm I am Rajiv Ramaswami and I intend to electronically sign this document.  I intend that my electronic signature shall be binding upon me in the same way as my handwritten signature.

Rajiv Ramaswami

/s/ Rajiv Ramaswami     (Signature)

12/8/2020          Date